EXHIBIT 1


ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of this 17th day of March, 1997, by and between Dynamic Homes, Inc., a Minnesota corporation and Shagawa Resort, Inc., its wholly-owned subsidiary (collect-ively, "Dynamic"), and Northland Adventures Minnesota, Ltd., a Minnesota cor-poration (the "Company").

     WHEREAS, the Company is engaged in the management of the property commonly known as Holiday Inn Sun Spree Resort ("Resort") in the City of Ely, Minnesota (the "Business"); and

     WHEREAS, the Company desires to sell substantially all of the assets of the Business to Dynamic pursuant to the terms, conditions and covenants of this Agreement, as hereinafter provided; and

     WHEREAS, Dynamic desires to purchase substantially all of the assets of the Business from the Company, as hereinafter provided.

     NOW, THEREFORE, in consideration of the premises and of the mutual agree-ments, representations, warranties, provisions and covenants herein contained, the parties hereto, each intending to be bound hereby, agree as follows:

1.  PURCHASE AND SALE.

1.1  Assets Purchased.

     Subject to the terms and conditions of this Agreement and the limitations of Section 1.2, the Company shall sell to Dynamic, free and clear of all liens, encumbrances, equities and charges, and Dynamic shall purchase from the Company, the following assets used by the Company in the operation of the Business ("Assets"):

     (A) Cash on hand not less than $8,382 (excluding cash in the Company bank accounts);

     (B)  Accounts receivable not less than $13,892;

     (C) All equipment, supplies and inventory purchased for or used in con-nection with the Business including, but not limited to, the follow-ing items:
            Food Inventory not less than $13,000;
            Beverages (Liquor, Pop and Cigarettes) not less than $11,190; Propane not less than $10,920 (calculated at 87 cents per gallon); Uniforms not less than $10,000;
            Maintenance and Cleaning Supplies not less than $10,000;
            Equipment and Tools not less than $43,957.

     (D)  Prepaid Fees:
            St. Louis Count Health Department Fee - $895
            City of Ely Liquor License Fee - $963
            Liquor Control Fee - $116

     (E) All licenses, permits and agreements material to the operation of the Business, including but not limited to the liquor license and the Holiday Inn Franchise Agreement to which the Company is a party.

     (F) Goodwill; all of the books and records of the Company which pertain to the Business and to any of the Assets and to suppliers and any other books, records or accounts which may be reasonably needed by or reasonably helpful to Dynamic in the operation of the Business, ex-cept stock records and corporate minute book; provided that the Com-pany may retain all tax records and shall deliver copies thereof to Dynamic, as requested by Dynamic in connection with an audit by a government taxing authority.

     Dynamic represents that it has inspected the Assets and has assured itself that the Assets are in the quantity stated herein and are in good and usable condition.

1.2  Nonassumption of Liabilities.

     Except for accounts payable in the amount of $43,336, as listed on
Schedule 1.2(A), gift certificates in the amount of $14,445, ADU deposits in the amount of $2,886, payroll obligations to employees of the Resort due on March 21, 1997, and except for those contract rights and agreements specifi-cally listed on Schedule 1.2(B), Dynamic will not assume any liability or ob-ligation of any nature whatsoever, contractual or otherwise, of the Company by reason of this Agreement, or any of the transactions contemplated hereby, including but not limited to any other obligations or liability of the Company to pay taxes (including sales taxes) and any other obligations or liabilities to employees or agents of the Company or to pension or profit sharing plans or other entities for their benefit.

1.3  Purchase Price.

     The purchase price for the Assets to be sold ("Purchase Price") shall be $52,543.

     Dynamic and the Company agree that each will file its income tax returns and maintain its income tax records in a manner consistent with the terms of this Agreement, including the allocation among the Assets of the total consi-deration paid by Dynamic to the Company, and will not assert or defend a position in connection with any income tax examination, administrative pro-ceeding or court proceeding which is inconsistent with the terms thereof.

1.4  Payment of Purchase Price.

     At the Closing (as hereinafter defined), the Purchase Price shall be pay-able by wire transfer of funds or other form of payment acceptable to the Company.


2.  CLOSING PLACE AND ACTIONS AT THE CLOSING.

2.1  Closing Time and Place.

     The consummation of the transactions contemplated herein (the "Closing") shall take place at 2:00 p.m. on March 17, 1997 (the "Closing Date"), at the offices of Border, Steinbauer & Krueger, Brainerd, Minnesota.

     (A)  At the Closing, the Company will deliver to Dynamic the following:
          (i) a Bill of Sale covering the Assets being purchased hereunder and assignments of all contract rights and agreements to which the Company is a party and which are being purchased here-under, together with such consents to the assignments as might be necessary;
          (ii) all of the books and records of the Company pertaining to the Assets or to the conduct of the Business, subject to the pro-visions of Section 1.1(F);
          (iii) assignments of all licenses and permits which can assigned and which are material to the operation of the Business;
          (iv) copies of corporate resolutions of the Company, authorizing it to enter into this Agreement and to consummate the trans-actions contemplated herein.

     (B)  At the Closing, Dynamic will deliver to the Company the following:
          (i)    the Purchase Price, pursuant to Section 1.4 herein; and
          (ii) copies of corporate resolutions of Dynamic, authorizing it to enter into this Agreement and to consummate the transactions contemplated therein.

     (C) At the Closing, Dynamic agrees to execute an assignment and assump-tion agreement relating to the Assets and contract rights which are being purchased hereunder.


3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company makes the following representations and warranties to Dynamic, each of which is true and correct on the date hereof and shall remain true and correct up to and including the Closing Date, and the Company agrees that such representations and warranties shall survive the Closing for the periods pro-vided in Section 5 of this Agreement:

3.1  Corporate Status.
     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has full legal and cor-porate power and has duly taken all required corporate action to enable it to enter into this Agreement and carry out the transactions required of it hereunder.

3.2  Validity of Obligations.

     This Agreement is valid and legally binding upon the Company, and enforce-able in accordance with its terms and neither the execution by the Company of this Agreement, nor the performance by the Company of the various terms and provisions hereof, will violate the Articles of Incorporation or Bylaws of the Company or any indenture, license or agreement to which the Company is a party or by which the Company is bound. Provided, however, that no representation is being made with respect to the Holiday Inn Franchise Agreement.

3.3  Title to Assets.

     Except as reflected in the UCC Search dated March 7, 1997, the Company owns outright, with good and marketable title thereto, all of the Assets, as defined in Section 1.1 herein, free and clear of all liens and encumbrances and the Company has full and complete right and authority to sell, assign and deliver to Dynamic the Assets without the consent of any third parties or any governmental authority.

3.4  Litigation, Laws, Adverse Conditions.

     Except for the ongoing litigation by and between Dynamic and CAM Project Management, Inc., there is no litigation or other court or governmental pro-ceeding pending to the knowledge of the Company, threatened, against or rela-ting to the Company or any part of the Business or Assets. The Company does not know or have any reasonable grounds to know of any basis or alleged basis for any such litigation or proceeding or of any governmental investigation relative to the Business or Assets. The Company is in material compliance with all its contracts and, to its knowledge, all federal, state and local laws (including, but not limited to, wage/hour laws), ordinances, rules, reg-ulations, governmental permits, judgments and orders applicable to the Business. No event or condition of any nature which might materially and ad-versely affect the Business or the Assets has occurred, exists or to the know-ledge of the Company is anticipated.

3.5  Authority and Consents.

     The directors and shareholders of the Company have approved this Agreement and the transactions contemplated herein and the Company needs no other consent or action from any other person or entity. This Agreement and the instruments and documents delivered pursuant hereto have been duly executed and delivered by the appropriate corporate officers of the Company and have been duly author-ized by its Board of Directors.

3.6  Notices of Violation.

     The Company has received no notice and has no knowledge of any pending no-tice of violation of any statutes, ordinances, regulations, judicial decrees or orders, nor the pendency of any lawsuits, administrative or arbitration hear-ings, or governmental investigations or proceedings affecting the Assets being purchased hereby.

3.7  Contracts and Agreements.

     The Company is party to the contracts and agreements relating to the Busi-ness and the Assets as set forth on Schedule 3.10, to which a copy of each such contract is attached. Dynamic does not agree to assume any of such contracts, except for those contracts and agreements set forth on Schedule 1.2(B).

3.8  Sales and Use Taxes.

     The Company has paid all applicable state and municipal sales and use taxes in connection with the purchase or other acquisition of the Assets and the operation of the Business.

3.9  Payment of Taxes.

     All federal, state and other taxes which related to the Company's conduct of the Business through the Closing Date have been or will be paid or fully provided for by the Company, and there is no pending tax claim or dispute on taxes which might result in a lien against the Assets.

3.10  Full Disclosure.

     None of the representations and warranties made by the Company, or made in any schedule furnished or to be furnished by the Company, contains or will con-tain any untrue statement of material fact, or omit any material fact, the omission of which would be misleading.

3.11  Enforcement.

     This Agreement is binding upon and enforceable against the Company in ac-cordance with its terms and is not in violation of any provisions of any judi-cial, governmental or administrative decree, order, writ, injunction or judg-ment or in conflict with or will result in the breach of, or constitute a default under, any mortgage, indenture, contract, agreement, or other instru-ment to which the Company is a party or by which it might be bound and which might affect the Business or the Assets being purchased hereby.

3.12  Permits and Licenses.

     The Company has all the material permits, licenses, franchises, titles and any other similar documents material to the operation of the Business (the "Permits"). The Company represents and warrants that it will cooperate in ob-taining any third party consent from whom consent must be obtained in order to effect a transfer to Dynamic of the Permits acquired as a result of the trans-actions contemplated in this Agreement. The Permits are adequate for the operation of the Business as presently constituted and are valid and in full force and effect.

3.13  Knowledge.

     Wherever reference is made in this Agreement to the "knowledge" of the Company, such term means the actual knowledge of the officers, directors or shareholders of the Company or any knowledge which should have been known by the officers, directors or shareholders of the Company upon reasonable inquiry by a reasonable business person.


4.  WARRANTIES AND REPRESENTATIONS OF DYNAMIC

4.1  Corporate Status.

     Dynamic hereby represents and warrants to the Company that it is a corpo-ration duly organized, validly existing and in good standing under the laws of the State of Minnesota and that it has full legal and corporate power and has duly taken all required corporate action to enable it to enter into this Agree-ment and carry out the transactions required of it hereunder.

4.2  Validity of Obligations.

     This Agreement is valid and legally binding upon Dynamic, and enforceable in accordance with its terms and neither the execution by Dynamic of this Agreement, nor the performance by Dynamic of the various terms and provisions hereof, will violate the Articles of Incorporation or Bylaws of Dynamic or any indenture or agreement to which it is a party or by which it is bound.


5.  INDEMNIFICATION

5.1  The Company's Indemnities.

     Subject to the provisions of Section 5 herein, the Company covenants and agrees that it will indemnify and hold harmless Dynamic and its directors, of-ficers, agents, parents, subsidiaries, successors and assigns (singularly "Dynamic Indemnitee" and plural "Dynamic Indemnitees"), from and after the date of this Agreement, against any and all losses, damages, assessments, adjust-ments, liabilities, claims, deficiencies, fines, penalties, costs, expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (hereinafter referred to as "Dynamic Losses") aris-ing out of or with respect to either of the following:

     (A) Any misrepresentation, breach of warranty or nonfulfillmint of any agreement or covenant on the part of the Company under this Agreement or any misrepresentation in or omission from any exhibit, schedule, list, certificate or other instrument furnished to Dynamic pursuant to the terms of this Agreement, regardless of whether, in the case of a breach of a representation or a warranty, Dynamic relied on the truth of such representation or warranty or had any knowledge of any breach thereof.

     (B) Any claim for payment of fees and/or expenses by a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claim-ant and the Company.

     (C) Any claim arising out of the Company's operation of the Business prior to the Closing Date (excluding claims relating to the liabili-ties being assumed pursuant to Section 1.2 hereof).

5.2  Limitation of the Company's Indemnities.

     The obligation of the Company to indemnify the Dynamic Indemnitees as pro-vided in Section 5.1 herein shall be equal to the amount of all Dynamic Losses, but such obligation of the Company to indemnify the Dynamic Indemnitees shall not exceed, in the aggregate, the Purchase Price.

5.3  Dynamic's Indemnities.

     Subject to Section 5.4 herein, Dynamic covenants and agrees to indemnify and hold harmless the Company and its respective directors, officers, agents, successors and assigns (the "Company's Indemnitees"), from and after the date of this Agreement, against any and all losses, damages, assessments, adjust-ments, liabilities, claims, deficiencies, fines, penalties, costs, expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (herein collectively referred to as the "Company's Losses") arising out of or with respect to any of the following:

     (A) Any breach of representation or warranty or post-closing covenant by Dynamic under this Agreement; or

     (B) Any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claim-ant and Dynamic; or

     (C) Any claim arising out of Dynamic's operation of the Business after the Closing Date.

5.4  Notice of Indemnity Claim.

     (A) In the event that any claim ("Claim") is hereafter asserted against any party hereto as to which such party may be entitled to indemnifi-cation hereunder, such party (the "Indemnitee") shall notify the party required by the terms of this Agreement to indemnify the Indem-nitee (the "Indemnifying Party") in writing thereof (the "Claims Notice") within 30 days after (i) receipt of written notice of com-mencement of any third party litigation against such Indemnitee,
          (ii) receipt by such Indemnitee of written notice of any third party claim pursuant to an invoice, notice of claim or assessment, against such Indemnitee, or (iii) such Indemnitee becomes aware of the exis-tence of any other event, in respect of which indemnification may be sought from the Indemnifying Party. The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable de-tail, and shall indicate the amount, if known, or an estimate, if possible, of the Dynamic Losses or the Company's Losses, as the case may be, that have been or may be incurred or suffered by the Dynamic Indemnitee(s) or the Company's Indemnitee(s), as the case may be.

     (B) The Indemnifying Party may elect to defend and/or compromise any Claim, at its own or his own expense and by its or his own counsel (who shall be reasonably acceptable to the Indemnitee), provided that the Indemnifying Party acknowledges that it or he has an obligation to indemnify the Indemnitee. The Indemnitee may participate, at its or his own expense, in the defense of any Claim assumed by the Indem-nifying Party. Without the written approval of the Indemnitee, which approval shall not be unreasonably withheld, the Indemnifying Party shall not agree to compromise of a Claim defended by the Indemnifying Party which would require the Indemnitee to perform or take any action or to refrain from performing or taking any action, other than the payment of money.

     (C) If, within 30 days of the Indemnifying Party's receipt of a Claim Notice, the Indemnifying Party shall not have notified the Indemnitee of its or his election to assume the defense, the Indemnitee shall have the right to assume control of the defense and/or compromise of such Claim, and the costs and expenses of such defense, including reasonable attorneys' fees, shall be added to the Claim. If the Indemnitee does not elect to assume the defense of any Claim, it or he may give written notice to the Indemnifying Party of its or his intent not to do so, in which event the Indemnifying Party shall assume control of the defense and/or compromise of such Claim, sub-ject to the right of the Indemnitee to participate, at its or his expense, in the defense against or compromise of such Claim.

     (D) The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and develop-ment of its or his defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all rele-vant pleadings, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other, and make available to each other and their representatives all available rele-vant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely notify the Indemnifying Party of the commencement of such ac-tions in accordance with this Section 5.4 shall relieve the Indemni-fying Party from the obligation to indemnify under Section 5 herein, but only to the extent the Indemnifying Party establishes by compe-tent evidence that it or he is prejudiced thereby.

5.5  Survival of Representations, Warranties and Agreements.

     The representations and warranties of the parties contained in this Agree-ment and in any certificate, exhibit or schedule delivered pursuant hereto, or in any other writing delivered pursuant to the provisions of this Agreement (the "Representations and Warranties") and the liability of the party making such Representations and Warranties for breaches thereof, shall survive the consummation of the transactions contemplated hereby for two years from the Closing Date with respect to any matter giving rise to Dynamic Losses and the Company's Losses resulting from breaches of the Representations and Warranties; provided that the Representations and Warranties and the liability of the party making such Representations and Warranties for breaches thereof shall also sur-vive until the resolution of any litigation commenced by the Dynamic Indemnitee(s) or the Company's Indemnitee(s) to recover indemnity therefor.
The parties hereto in executing and delivering and in carrying out the provi-sions of this Agreement are relying solely on the representations, warranties, schedules, exhibits, agreements and covenants contained in this Agreement, or in any writing or document delivered pursuant to the provisions of this Agree-ment, and not upon any representation, warranty, agreement, promise or informa-tion, written or oral, made by any persons other than as specifically set forth herein or therein.


6.  MISCELLANEOUS PROVISIONS

6.1  Applicable Law.

     This Agreement was entered into, and shall be controlled by, and construed and enforced in accordance with the laws of the State of Minnesota.

6.2  Termination of All Prior Agreements.

     All prior agreements pertaining to management of the Holiday Inn Sun Spree Resort, including specifically the Management Agreement by and between Shagawa Resort, Inc. and the Company dated September 7, 1995 and the Stock Purchase and Sale Agreement and Option to Repurchase Stock between and among Gary Loge, Phil Swanson, Gary Otterstad, Dynamic Homes, Inc. and the Company, dated September 7, 1995, are hereby canceled and terminated in their entirety by this Agree-ment. Dynamic agrees that any outstanding amounts owing to Dynamic by the Com-pany pursuant to the Management Agreement shall be canceled and forgiven in their entirety as of the Closing Date. Dynamic also agrees to pay the current real estate taxes due and payable May 15, 1997 (excluding any amounts owing due to interest, penalties or arrearages which accrued prior to the Closing Date) and any amounts which may be due as a result of the ongoing insurance audit.

6.3  No Collateral Agreements or Modifications.

     This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. No change, modification of or addition to this Agreement shall be valid unless in writing and signed by the parties hereto.

6.4  Notices.

     All notices, requests, demands and other communications hereunder shall be deemed to have been given if in writing and either delivered personally, sent by facsimile transmission or by air courier service, or mailed by postage pre-paid registered or certified U.S. mail, return receipt requested, to the addresses designated below or such other addresses as may be designated in writing by notice given hereunder, and shall be effective upon personal deli-very or facsimile transmission thereof or upon delivery by registered or cer-tified U.S. mail or one business day following deposit with an air courier service:

     If to the Company:     Northland Adventures Minnesota, Ltd.
                            c/o Gary Loge
                            HC86   Box 3560
                            Merrifield, MN   56465

     With a copy to:        Alan W. VanDellen, Esq.
                            Leonard, Street and Deinard
                            150 South Fifth Street, #2300
                            Minneapolis, MN   55402

     If to Dynamic:         Dynamic Homes, Inc.
                            c/o Glenn R. Anderson
                            525 Roosevelt Avenue
                            Detroit Lakes, MN   56501

     With a copy to:        James H. Lockhart, Esq.
                            Lommen, Nelson, Cole & Stageberg, P.A.
                            1800 IDS Center
                            80 South Eighth Street
                            Minneapolis, MN   55402

6.5  Benefit.

     The rights and obligations created hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

6.6  Announcements.

     Except as required by law, no party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto.

6.7  Payment of Fees and Expenses.

     Whether or not the transactions herein contemplated shall be consummated, each party hereto will pay its own fees, expenses and disbursements incurred in connection herewith and all other costs and expenses incurred in the perform-ance and compliance with all conditions to be performed hereunder.

6.8  Counterparts.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

     IN WITNESS THEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

DYNAMIC HOMES, INC.
By:   GLENN R. ANDERSON
Its:  President

NORTHLAND ADVENTURES MINNESOTA, LTD.
By:   GARY L. LOGE
Its:  President

SHAGAWA RESORT, INC.
By:   GLENN R. ANDERSON
Its:  President